----------------------------------------------------

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

-------------------

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Nyer Medical Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

          Florida                                     01-0469607
(State or Other Jurisdiction of         (I.R.S. Employer Identification No.)
Incorporation or Organization)


1292 Hammond Street, Bangor, Maine 04401
 (Address of Principal Executive Offices)(Zip Code)

1993 Stock Option Plan
2002 Stock Option Plan
October 1999 Employment Agreement (as modified, confirmed and ratified pursuant to the December 2002 Stock Option Agreement)
 (Full Title of the Plans)

Karen L. Wright
1292 Hammond Street
Bangor, Maine 04401
(Name and Address of Agent for Service)

(207) 942-5273
(Telephone Number, Including Area Code,
of Agent For Service)




















                         CALCULATION OF REGISTRATION FEE

                                      Proposed       Proposed
Title of                               Maximum       Maximum
Securities to be      Amount to be  Offering Price   Aggregate       Amount of
Registered            Registered     Per Share       Offering
Registration
                      (1)                             Price             Fee
----------------      ------------  ---------------  ----------------  ------
Common Stock, par
value $0.0001 per
share:

  Shares to be issued
   pursuant to prior
   grants under the
   1993 Stock Option
   Plan                     8,000      $ 1.71 (2)    $13,680 (2)        $1.46

  Shares to be issued
   pursuant to prior
   grants under the
   1993 Stock Option
   Plan                    22,000      $ 2.10 (3)    $46,200 (3)        $4.95

  Shares to be issued
   pursuant to prior
   grants under the
   1993 Stock Option
   Plan                    20,000      $ 3.01 (4)    $60,200 (4)        $6.45

  Shares to be issued
   pursuant to prior
   grants under the
   1993 Stock Option
   Plan                    12,000      $ 3.15 (5)    $37,800 (5)        $4.04

  Shares to be issued
   pursuant to prior
   grants under the
   1993 Stock Option
   Plan                    14,000      $ 3.375 (6)   $47,250 (6)        $5.05

  Shares to be issued
   pursuant to prior
   grants under the
   1993 Stock Option
   Plan                    24,000      $ 4.75  (7)  $114,000 (7)       $12.20

  Shares to be issued
   pursuant to prior
   grants under the
   1993 Stock Option
   Plan                    61,600      $ 5.00  (8)  $308,000 (8)       $32.97



  Shares to be issued
   pursuant to prior
   grants under the
   1993 Stock Option
   Plan                     34,000     $ 6.44  (9)  $218,960  (9)    $23.42

 Shares to be issued
   pursuant to prior
   grants under the
   1993 Stock Option
   Plan                      2,000     $ 6.50 (10)   $13,000 (10)    $1.39

  Shares to be issued
   pursuant to prior
   grants under the
   1993 Stock Option
   Plan                     12,000     $ 6.63 (11)   $79,560 (11)    $8.50

  Shares to be issued
   pursuant to prior
   grants under the
   1993 Stock Option
   Plan                      5,000     $ 6.88 (12)   $34,400 (12)    $3.69
  Shares to be issued
   pursuant to prior
   grants under the
   2002 Stock Option
   Plan                     24,000     $ 1.29 (13)   $30,960 (13)    $3.31

  Shares to be issued
   pursuant to prior
   grants under the
   2002 Stock Option
   Plan                    656,000     $ 1.71 (14) $1,121,760 (14) $120.04

  Shares to be issued
   pursuant to prior
   grants under the
   2002 Stock Option
   Plan                     12,000     $ 1.95 (15)    $23,400 (15)   $2.51

  Shares to be issued
   pursuant to prior
   grants under the
   2002 Stock Option
   Plan                      4,000     $ 2.44 (16)     $9,760 (16)   $1.05

  Shares to be issued
   pursuant to prior
   grants under the
   2002 Stock Option
   Plan                     36,000     $ 2.72 (17)    $97,920 (17)  $10.49
  Shares to be issued
   pursuant to prior
   grants under the
   2002 Stock Option
   Plan                      4,000     $ 2.75 (18)    $11,000 (18)   $1.19
  Shares to be issued
   pursuant to prior
   grants under the
   2002 Stock Option
   Plan                     26,000     $ 2.91 (19)    $75,660 (19)  $8.09

  Shares to be issued
   pursuant to future
   grants under the
   2002 Stock Option
   Plan                  2,238,000     $ 2.24 (20)$5,013,120 (20) $536.40

  Shares to be issued
   pursuant to prior
   grants under the
   October 1999 Employment
   Agreement (as modified,
   confirmed and ratified pursuant
   to the December 2002
   Stock Option
   Agreement              500,000      $6.437 (21)$3,218,500 (21) $344.39

-----------------------------------------------------------------------------
TOTAL                   3,714,600       -----      $10,575,130    $1,131.59
=============================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an additional indeterminate number of shares as may be issued as a result of the anti-dilution and similar provisions of the 1993 Stock Option Plan, the 2002 Stock Option Plan and the October 1999 Employment Agreement (as modified, confirmed and ratified pursuant to the December 2002 Stock Option Agreement).

(2) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $1.71 per share covering 8,000 shares subject to stock options granted under the 1993 Stock Option Plan.

(3) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $2.10 per share covering 22,000 shares subject to stock options granted under the 1993 Stock Option Plan.

(4) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $3.01 per share covering 20,000 shares subject to stock options granted under the 1993 Stock Option Plan.

(5) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $3.15 per share covering 12,000 shares subject to stock options granted under the 1993 Stock Option Plan.

(6) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $3.375 per share covering 14,000 shares subject to stock options granted under the 1993 Stock Option Plan.

(7) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $4.75 per share covering 24,000 shares subject to stock options granted under the 1993 Stock Option Plan.

(8) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $5.00 per share covering 61,600 shares subject to stock options granted under the 1993 Stock Option Plan.

(9) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $6.44 per share covering 34,000 shares subject to stock options granted under the 1993 Stock Option Plan.

(10) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $6.50 per share covering 2,000 shares subject to stock options granted under the 1993 Stock Option Plan.
(11) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $6.63 per share covering 12,000 shares subject to stock options granted under the 1993 Stock Option Plan.

(12) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $6.88 per share covering 5,000 shares subject to stock options granted under the 1993 Stock Option Plan.

(13) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $1.29 per share covering 24,000 shares subject to stock options granted under the 2002 Stock Option Plan.

(14) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $1.71 per share covering 656,000 shares subject to stock options granted under the 2002 Stock Option Plan.

(15) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $1.95 per share covering 12,000 shares subject to stock options granted under the 2002 Stock Option Plan.

(16) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $2.44 per share covering 4,000 shares subject to stock options granted under the 2002 Stock Option Plan.

(17) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $2.72 per share covering 36,000 shares subject to stock options granted under the 2002 Stock Option Plan.

(18) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $2.75 per share covering 4,000 shares subject to stock options granted under the 2002 Stock Option Plan.

(19) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $2.91 per share covering 26,000 shares subject to stock options granted under the 2002 Stock Option Plan.

(20) Pursuant to Rule 457(h) and Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low prices of the Company's Common Stock on the NASDAQ Stock Market LLC on January 22, 2007.

(21) Pursuant to Rule 457(h), these prices are calculated based on the exercise price of $6.437 per share covering 500,000 shares subject to stock options, the granting of which is contained within the October 1999 Employment Agreement, which agreement was modified, confirmed and ratified pursuant to the December 2002 Stock Option Agreement.
        EXPLANATORY NOTE

        The prospectus being filed with this Registration Statement has been prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of S-3, and may be used for reofferings of Nyer common stock to be acquired in the future under our 1993 Stock Option Plan, 2002 Stock Option Plan and the October 1999 Employment Agreement (which agreement was modified, confirmed and ratified pursuant to the December 2002 Stock Option Agreement) by the persons named in the prospectus.

        PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information
         ----------------

     The documents containing the information concerning the 1993 Stock Option Plan, the 2002 Stock Option Plan and the October 1999 Employment Agreement (which agreement was modified, confirmed and ratified pursuant to the December 2002 Stock Option Agreement)(which plans and agreements we refer to collectively as the "Plans") required by Item 1 of this Registration Statement on Form S-8, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the Plans as specified by Rule 428(b)(1) under the Securities Act. We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Commission or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information
         -----------------------------------------------------------

     Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and the other documents required to be delivered to employees pursuant to Rule 428(b) will be available without charge to participants in the Plans upon written or oral request by contacting:

Nyer Medical Group, Inc.
P.O. Box 1328
Bangor, Maine, 04402-1328
Telephone:  (207) 942-5273
Attention:  President







                                   PROSPECTUS

NYER MEDICAL GROUP, INC.

3,714,600 SHARES OF COMMON STOCK

      This prospectus relates to up to 3,714,600 shares of Nyer's common stock of that may from time to time be sold by one or more of the selling stockholders identified in this prospectus or in a supplement to this prospectus. All of these shares are authorized and unissued shares of our common stock that may be acquired by selling stockholders pursuant to the exercise of options under our 1993 Stock Option Plan, 2002 Stock Option Plan and the October 1999 Employment Agreement (which agreement was modified, confirmed and ratified pursuant to the December 2002 Stock Option Agreement). We will not receive any of the proceeds from the sales of these shares by the selling stockholders. However, we will receive the proceeds from any exercise of stock options granted under the 1993 Stock Option Plan, 2002 Stock Option Plan and the October 1999 Employment Agreement (which agreement was modified, confirmed and ratified pursuant to the December 2002 Stock Option Agreement).

      From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Nasdaq Stock Market LLC or other stock market or exchange on which our common stock may be listed or quoted, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

      Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      We will pay all costs and expenses incurred by our company in connection with the registration of the shares under the Securities Act of 1933. The selling stockholders will pay the costs associated with any sale of shares, including any discounts, commissions and applicable transfer taxes.

      Our Common Stock is listed and traded on the NASDAQ Capital Market of the NASDAQ Stock Market LLC under the symbol "NYER". On January 22, 2007, the closing sale price of our Common Stock on the NASDAQ Stock Market LLC was $2.23 per share.

      INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.

      Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2007.

                             TABLE OF CONTENTS


Cautionary Notice Regarding Forward Looking Statements...........2

Where You Can Find More Information..............................2

Incorporation of Documents by Reference..........................3

The Company......................................................4

Risk Factors.....................................................11

Use of Proceeds..................................................20

Selling Security Holders.........................................20

Plan of Distribution.............................................26

Legal Matters....................................................26

Experts..........................................................27

































                                         1

          CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors". We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date such any such statement is made.

          WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements, and other information with the SEC.
All reports filed by the Company with the Securities and Exchange Commission are available free of charge via EDGAR through the Securities and Exchange Commission website at http://www.sec.gov. In addition, the public may read and copy materials filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-732-0330. The Company also provides copies of its Forms 8-K, 10-K, 10-Q, Proxy and Annual Report at no charge available through its website at www.nyermedicalgroup.com as soon as reasonably practicable after filing electronically such material with the Securities and Exchange Commission. Copies are also available, without charge, from Nyer Medical Group, Inc., P.O. Box 1328, Bangor, Maine, 04402-1328.

     Nyer Medical Group, Inc. has filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to Nyer Medical Group, Inc. and the securities offered, reference is made to the registration statement. Statements contained in this prospectus or in any document incorporated by reference regarding the contents of any agreement or other document are not necessarily complete and are qualified in their entirety by reference to that agreement or document. The registration statement may be inspected without charge at the office of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, and copies may be obtained from the Securities and Exchange Commission at prescribed rates.

     Nyer Medical Group, Inc. will furnish to each person to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Requests should be addressed to Ms. Karen Wright, Chief Executive Officer, Nyer Medical Group, Inc., P.O. Box 1328, Bangor, Maine, 04402-1328 (Telephone number: 207-942-5273).


                                         2

INCORPORATION BY REFERENCE

            Nyer Medical Group, Inc. hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

- Annual Report on Form 10-K for the year ended June 30, 2006, filed with the SEC on September 28, 2006, which contains audited financial statements for the registrant's latest fiscal year for which such statements have been filed (as amended by Annual Report on Form 10-K/A (Amendment No.1) for the year ended June 30, 2006, filed with the SEC on October 27, 2006); and

- Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, filed with the SEC on November 14, 2006; and

-  Current Report on Form 8-K, filed with the SEC on October 19, 2006; and

-  Current Report on Form 8-K, filed with the SEC on November 14, 2006; and

-  Current Report on Form 8-K, filed with the SEC on November 15, 2006; and

-  Current Report on Form 8-K, filed with the SEC on November 22, 2006; and

- Current Report on Form 8-K, filed with the SEC on March 8, 2006 with respect to a description of the securities of the registrant.

    All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Nyer Medical Group, Inc. will furnish to each person to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Requests should be addressed to Ms. Karen Wright, Chief Executive Officer, Nyer Medical Group, Inc., P.O. Box 1328, Bangor, Maine, 04402-1328 (Telephone number: 207-942-5273).








                                          3

                                THE COMPANY

General

    Nyer Medical Group, Inc. (Company or Nyer), a Florida corporation incorporated in 1991, is a holding company with operations in the following segments:

    Pharmacies. D.A.W., Inc. (Eaton or D.A.W.), 80% owned by the Company, is a chain of drug stores located in the suburban Boston, Massachusetts area.

    Medical and surgical equipment and supplies. Two wholly owned subsidiaries, ADCO Surgical Supply, Inc. (ADCO) and ADCO South Medical Supplies, Inc. (ADCO South) are engaged in the wholesale and retail sale of medical and surgical equipment and supplies throughout New England, Florida and worldwide through Internet sales. In June 2005, the division in Nevada was closed due to continuing losses. In fiscal year 2005, Nyer Internet Companies, Inc. ceased to operate as an active business, and ADCO continued to perform the functions of the business of the company.

    Corporate. Salaries of the officers of the holding company are included in this segment as well as corporate expenses such as reporting costs, accounting and legal fees.

    Discontinued operations. Fire and police. Anton Investments, Inc. (Anton) and Conway Associates, Inc. (Conway) which are each 80% owned by the Company, sold wholesale and retail equipment, supplies and novelty items to emergency medical services, fire and police departments throughout most of New England. This segment was discontinued in fiscal 2004.

     Certain former operating subsidiaries of the Company (i.e., Nyer Internet Companies, Inc., Nyer Nutritional Systems, Inc. and SCBA, Inc.) have been listed as being no longer active by the appropriate governmental agency of their respective jurisdictions of incorporation.

    Nyle International Corp. (Nyle) is the shareholder who owns more common stock of the Company than any other shareholder. Mr. Samuel Nyer, who is Chairman of the Board of Nyle, controls more voting stock in the Company than any other shareholder.

    We have a policy requiring less than wholly-owned subsidiaries to reimburse us for costs in providing management services. Eaton has a service agreement with us as part of which they pay a fee of $120,000, annually. The subsidiaries are also required to reimburse the Company for any additional legal, auditing and accounting fees.

Retail Pharmacies Business - Pharmacy chain
-------------------------------------------

Eaton Apothecary

     In August 1996, we acquired 80% of D.A.W., Inc. d/b/a Eaton Apothecary, a 15 store chain of pharmacies.

     Each of the five minority shareholders (except in one case, the husband of a shareholder) continue employment on an at will basis. Their employment
                                        4
contracts expired in August 2006. The Board of Directors of D.A.W. is comprised of five members, two from the minority shareholders and two from the Company and a fifth director not affiliated with the minority shareholders or the Company. The unaffiliated seat is vacant. Additionally, the minority shareholders have the option to place one member of Eaton's management team on the Nyer Board of Directors. The minority shareholders currently decline to occupy this seat.

     Eaton operates within the metro-Boston Massachusetts market place and in addition to its 15 pharmacies, has contracts to manage three pharmacies owned by federally qualified health centers. It additionally has contracts to provide pharmacy services to patients of three other federally qualified health centers. Pursuant to the contracts, Eaton maintains an inventory owned by the health centers for the purpose of dispensing prescriptions to health center patients. The vast majority of the prescriptions dispensed are dispensed to uninsured patients. The health centers then bill the Massachusetts Uncompensated Care Pool for the dispensed prescriptions. The health center patients can only obtain their prescriptions from Eaton if they wish to obtain their medication without charge.

     Eaton's net revenues were $56.4 million in fiscal 2006, with the emphasis of operations on the pharmacy department. Eaton offers free delivery service of prescription medication to customers. In fiscal 2006, prescription revenues accounted for 91% of total revenues. Strategy Eaton's strategy is to move in the opposite direction from the national chains regarding store size, merchandise mix and store locations. Its prototypical store ranges in size from 2,000 to 5,000 sq. ft. The strategy of focusing on the core of the business within a low fixed cost prototype has resulted in it becoming a leading low cost producer within the industry. Eaton believes this advantage will become increasingly important as pharmacy benefit management companies continue to squeeze margins and the Massachusetts' Medicaid program continues to manage with budget constraints and rising manufacturer prices.

     The growth in the market for prescription medications began to escalate after stagnating in the last year. Factors stimulating growth included the establishment of the federal Medicare Part D drug benefit and the aging of the American population resulting in increased drug utilization.

     Eaton is a leading niche-market pharmacy provider in Massachusetts. In conjunction with the Lynn Community Health Center, Eaton operates the only dually licensed pharmacy in the state. Eaton has contracts with three of the largest PACE (Progressive All-inclusive Care for the Elderly) providers in the state. In each of the instances, Eaton provides pharmacy services consistent with Section 340B of the Public Health Services Act. In December, 2005 Eaton entered into a pharmacy services contract with an additional federally qualified health center to dispense prescriptions to health center patients from a segregated inventory maintained at one of Eaton's pharmacies. Eaton is the only pharmacy able to dispense prescription medications to the health center's uninsured patients. The health center invoices the Massachusetts Uncompensated Care Pool for the medication dispensed.

     In late April 2006, Eaton acquired Connors Pharmacy in Gloucester, Massachusetts. Revenues for fiscal 2006 were $820,000. Eaton expects sales to be approximately $5 million in fiscal 2007.


                                        5
     Eaton operates three Medicine-On-time medication management systems. This licensed packaging system caters to elderly clients who are unable to manage their medication regimens yet who are not frail enough for nursing homes. The Medicine-On-Time system is the preferred system of most Assisted Living Facilities. Assisted living facilities are transitory facilities for elderly patients unable to live at home alone but not brittle enough to require nursing home care. The U.S. census predicts this market segment to be the largest growing housing sector in the nation over the next decade. In addition to growth in the assisted living and homebound sectors, many new customers have communities. Sales within these niche segments were approximately $11 million in fiscal 2006. Eaton expects growth within its niche categories to be the fastest growing segment of its business over the next several years.

     Eaton continues to seek acquisition opportunities within contiguous markets to grow its business. It acquires stores both with the intent of continuing operations or consolidating with existing locations. Eaton additionally continues to seek management opportunities within the federally qualified health center sector to utilize its operational leverage.

Customers and Third-Party Payors

     During the year ended June 30, 2006, approximately 90% of the pharmacy revenues were to customers covered by health plan contracts, which typically contract with a third-party (such as an insurance company, a prescription benefit management company, a governmental agency, a private employer, a health maintenance organization or other managed care provider) that agrees to pay for all or a portion of a customer's eligible prescription purchase in exchange for reduced prescription rates. During the year ended June 30, 2006, the top five third-party payors, which provide administrative and payment services for multiple health plan contracts and customers, accounted for approximately
63% of total revenues, the largest of which represented 20% of total revenues. During the year ended June 30, 2006, Medicaid agencies accounted for approximately 20% of total revenues. Any significant loss of third-party payor business could have a material adverse effect on Eaton's business and results of operations. All of Eaton's contracts are automatically renewed unless a written notice of cancellation is provided by either party with at least a 30 day notice.

Regulation

     Eaton's business is subject to various federal and state regulations. For example, pursuant to Omnibus Budget Reconciliation Act of 1990 ("OBRA") and Massachusetts's regulations, Eaton's pharmacists are required to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists and may have a duty to warn customers regarding any potential adverse effects of a prescription if the warning could reduce or negate such effect.

     Eaton's pharmacies and pharmacists must be licensed by the Massachusetts board of pharmacy. Eaton's pharmacies and distribution centers are also registered with the Federal Drug Enforcement Administration and are subject to Federal Drug Enforcement Agency regulations relative to Eaton's pharmacy operations, including purchasing, storing and dispensing of controlled substances. If Eaton were to violate any applicable statute, rule or regulation, their licenses and registrations could be suspended or revoked.
                                       6
     Eaton's pharmacies are subject to patient privacy and other obligations, including corporate pharmacy and associate responsibility imposed by the Health Insurance Portability and Accountability Act. As a covered entity, Eaton is required to implement privacy standards, train their associates on the permitted uses and disclosures of protected health information, provide a notice of privacy practice to Eaton's pharmacy customers and permit pharmacy customers to access and amend their records and receive an accounting of disclosures of protected health information. Eaton is additionally required to safeguard against the loss of protected, private health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

     In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in the state legislature that would effect major changes in the healthcare system, either nationally or at the state level. Although Eaton believes they are well positioned to respond to these developments, they cannot predict the outcome or effect of legislation resulting from these reform efforts.
Competition

     Virtually all of Eaton's stores compete head-to-head with CVS and Walgreen stores. Pharmacies in supermarkets and deep discount stores, such as Wal-Mart, have not gained significant market share in the communities served by Eaton. These chains have superior financial resources and greater buying power than Eaton.

     Many of the largest Pharmacy Benefit Management Companies (PBMs) have instituted differential prescription co-payment structures for retail versus mail order pharmacies. Under the co-payment structures, patients are offered a financial incentive, in the form of a lower co-payment, to obtain their chronic or maintenance medications through a mail order facility. While Eaton has lost some of its customer base to mail order, it has gained market share from retail competitors that has offset the losses.

Medical Products/Service

ADCO - ADCO South

     ADCO is a wholesale medical distributor located in Bangor, Maine, with a wholesale customer base of over 863 active customers through out New England. ADCO supplies all areas of health care products to physician offices, clinics, health centers, nursing homes, visiting nurse associations, individual health care consumers and specialty equipment to hospitals. ADCO also supplies medical supplies and equipment through an interactive web site, medicalmailorder.com. This site is used to aid in directing customers through an on-line medical mall and the appropriate departments to locate specific equipment and supplies. Our target customers, include home consumers, federal agencies, military, local and state municipalities, schools and universities.

     ADCO derives 90% of its revenues from sales to institutional customers (primarily nursing homes and physician offices), while the balance comes from its retail and home health customers.

     ADCO owns a 23,000 square foot facility containing a 3,000 square foot retail showroom located in Bangor, Maine.

                                      7
     ADCO South began operations in 1992 and is located in West Palm Beach, Florida. ADCO South's sales are from medical supplies and equipment primarily to physicians and clinics in the Palm Beach and Broward County areas of South Florida. It conducts no home health care business.

     ADCO and ADCO South provide over 4,500 combined stock items and special orders for non stock items, as necessary. Although the inventories of both companies share common items, the need for items relative to their geographic regions is accomplished through warehouse transfers. This enables a larger mix of products to be available from either company and both benefit from the synergies available from two combined inventories.

Marketing

     Our sales are achieved through the services of independent sales representatives who travel throughout New England and South Florida and through telephone sales personnel, send catalogs and do mailing campaigns for existing customers and the Internet.

Competition

     All aspects of the our medical products business are subject to significant competition. Our national competitors generally have substantially greater financial resources and other competitive advantages, although they traditionally concentrate on hospitals. Nonetheless, the Company believes we have certain competitive advantages which enable us to compete favorably with larger competitors because of our ability to be flexible and creative for their customers.

     The national market for wholesale distribution of medical and home health care supplies is served in large part by, McKesson, PSSI, Cardinal and Owens & Miner. PSSI is the largest national supplier of supplies to physician offices and clinics. Although hospitals are believed to constitute most of these company's largest customer group, these companies claim to serve over 17,000 other customers including physicians and clinics throughout the United States, including the New England area. Despite the presence of larger companies, ADCO/ADCO South believe the distribution of medical products in physician sites and long-term care facilities is still controlled by many small local and regional distributors.

Discontinued operations:

     Due to declining sales and continuing losses, Anton Investments, Inc., and Conway Associates, Inc., the fire and police segment, were discontinued in fiscal 2004.

Fire and Police

Anton Investments, Inc. - Conway Associates, Inc.

     Anton and Conway sold fire, police and rescue equipment and supplies that were sold to municipal and industrial accounts throughout most of the New England area.
                                       8

     In 2003, the Company determined to close Anton due to continuing decreased sales and an inability to generate sufficient revenues to cover fixed costs and operating expenses.

     In June 2004, due to declining sales and continuing losses, the Company closed Conway.

     The operations are accounted for as a discontinued operation and the results of operations have been excluded from continuing operations in the consolidated statements of operations for all periods presented.

Backlogs - Seasonal

     None of our Companies have significant backlogs and our businesses are not seasonal.

Employees
---------

     The Company believes our employees represent one of our most valuable resources. As of the date of this report, including its executive officers, we have 128 full-time and 150 part-time employees. Eaton employs 104 full-time and 146 part-time employees, ADCO employs 20 full-time employees and 2 part-time employees and ADCO South employs 4 full-time employees and 2 part-time employees. None of our employees are covered by a collective-bargaining agreement.

     Management believes that our relationship with our employees is excellent and that we have a loyal work force.

Properties.
----------

     Our executive offices and ADCO's office, warehouse and retail store are located at 1292 Hammond Street, Bangor, Maine.

     The pharmacies have 16 leases, averaging approximately 2,200 square feet each, with one location having approximately 5,400 square feet, throughout the suburban Boston area. One of the leases is for office space of approximately 2,000 square feet. Our monthly lease payments range from $623 to $11,050. Seven locations have renewable lease options.

     The medical segment owns a 23,000 square foot facility located in Bangor, Maine. The promissory note, with respect to the mortgage on its building and land, was paid in full July 2005. The monthly costs, including taxes (but excluding utilities) is $2,000. We lease 6,172 square feet of warehouse and office space in West Palm Beach, Florida for $3,468 per month.

     We believe our current premises are adequate for our current foreseeable needs.

Legal Proceedings.
-----------------

    The Company is subject to various legal proceedings and threatened legal proceedings from time to time as part of its business.
                                        9
     In April, 2006, a former employee of the pharmacy segment filed a civil action against the pharmacy segment in the United States District Court for the District of Massachusetts, alleging that the pharmacy segment improperly classified its pharmacists as exempt from the overtime requirements of the Fair Labor Standards Act and failed to make overtime payments to them under the FLSA and an analogous state law. The former employee sought payment of overtime from April 2003 through April 2006, penalties and attorney's fees. The action originally was brought as a class action. At a status conference before the court on September 25, 2006, the plaintiffs' counsel stated that the former employee would not seek certification of a class and, therefore, that the claim would proceed solely on behalf of the former employee. Based on this representation, the Company concluded that the claim was not material. On October 20, 2006, the pharmacy segment and the former employee settled this matter with the pharmacy segment agreeing to pay the former employee the total amount of $15,000.

     In April, 2006, the former employee also filed a Charge of Discrimination with the Massachusetts Commission Against Discrimination ("MCAD") against the pharmacy segment and an officer of the pharmacy segment, alleging that the former employee was subjected to discrimination and sexual harassment that resulted in her constructive termination. The pharmacy segment filed a position statement with the MCAD on June 26, 2006 denying the allegations and requesting that the MCAD issue a lack of probable cause finding and dismiss the charge. On August 16, 2006, the former employee withdrew the Charge of Discrimination from the MCAD, and, the next day, filed a civil action in the Middlesex Division of the Superior Court Department of the Massachusetts Trial Court raising allegations identical to those in the MCAD charge. The complaint seeks back pay, emotional distress and punitive damages and attorneys' fees in unspecified amounts. The pharmacy segment filed its answer on September 14, 2006, and discovery has commenced. The likelihood of success of this litigation matter has not yet been determined. Accordingly the Company cannot determine at this time if the claim is material.

     Anton Investments, Inc. and Conway Associates, Inc. have litigation threatened against them with respect to amounts owed. The entities have not yet determined the likelihood of success of these potential litigation matters. The Company does not believe that the dollar amount of possible damages regarding these litigation matters threatened would be material. Even if these matters were all decided in a manner adverse to these entities, there would not likely be a material adverse affect on the Company and its subsidiaries. It should be noted that this paragraph describes litigation which has been threatened but for which no complaint has been filed against the Company or any of its subsidiaries. It is possible that no suit will be filed with respect to these matters.

     Any potential litigation, regardless of its merits, could result in costs to the Company and divert management's attention from operations.








                                      10

                           RISK FACTORS
                           ------------

     Forward-Looking Statements
     --------------------------

Certain statements contained in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "should" or "anticipates", or the negatives thereof, or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements.

The Company Has A Limited Amount of Cash to Fund Operating Needs
----------------------------------------------------------------

     We had approximately $990,000 in cash at January 19, 2007, as compared to $814,119 in cash at June 30, 2006. The cash balances of the Company and subsidiaries were as follows at January 19, 2007: pharmacies - $912,900, medical - $74,400 and the Company $2,700. Because the pharmacies are not a wholly-owned subsidiary of the Company and the Company does not have operating control, it cannot unilaterally cause the pharmacies to loan funds to the Company should the Company require a loan. The pharmacies owed the Company approximately $10,000. This is being repaid monthly.

     In October 2004, the Company's medical segment obtained a $300,000 line of credit which is collateralized by property owned by the subsidiary and guaranteed by the Company. The Company cannot draw on the line without approval from a committee of the board of directors, specifically established for this purpose. The interest rate for the line of credit is the Wall Street Journal Prime Rate. Repayment of the line of credit would be in monthly payments of interests only, with the principal being due at maturity, unless renewed. The line of credit expires November 30, 2007. As of the date of this report, the Company has not drawn on the line of credit.

Certain Assets of A Company Subsidiary are Restricted and Uncertainties Exist with Respect to this Subsidiary
----------------------------

     In August of 1996, the Company and the shareholders of D.A.W. entered into a stock exchange Agreement and plan of reorganization whereby the Company acquired by exchange with the sellers 80% of the issued and outstanding stock of D.A.W. The Board of Directors of D.A.W. is comprised of five members, two designated by the minority shareholders ("Shareholders"), two designated by the Company and a fifth director not affiliated with the Shareholders or the Company. The fifth seat on the board is vacant.

     As part of an associated shareholders' agreement, the Company and the Shareholders will not vote any of their shares in favor of, or consent to any merger of D.A.W. with another entity or any sale of all or substantially all of the assets of D.A.W. unless 80% of the D.A.W.'s Board of Directors vote in favor of the transaction.


                                      11
     The associated shareholders' agreement and a related agreement also provide for a specific management fee to be paid by D.A.W. to the Company and for the Shareholders to manage the day-to-day operations of the pharmacy subsidiaries of the Company, which has included cash management.

     Four of the Shareholders of D.A.W. (and the husband of another Shareholder) have employment agreements which expired in August 2006. When the agreements expired, the Shareholders had the right to require the Company to purchase all or any portion of their shares of D.A.W. and the other subsidiary of the Company held by these persons.

     In August 2006, the Company entered into a forbearance agreement with the Shareholders which stated/accomplished the following:

     The Company acknowledges that 100% of the shares of the subsidiaries of the Company ("Subsidiaries") held by each Shareholder (the "Put Shares") have been offered to the Company for purchase.

     The Shareholders agree to refrain from requiring the Company to immediately pay the fair market value of the Put Shares until the earlier of
(i) the closing of the transaction(s) among the Company, the Shareholders and the Subsidiaries with respect to the potential purchase by the Company of all of the shares held by the Shareholders in the Subsidiaries (the "Purchase"), which may be accomplished by payment in full of immediately available funds, and (ii) July 15, 2007.

     The Company agrees to pay $16,665 per month in total to certain of the Shareholders from the first business day of August 2006 until the earlier of
(i) the closing of the Purchase, and (ii) December 15, 2006; and $33,335 per month from and after December 16, 2006 until the closing of the Purchase.

     D.A.W. agrees to advance to the Company the amounts necessary to make the monthly payments, which amounts will be repaid by the Company to D.A.W., (with interest at the applicable federal rate) upon the earlier of (i) the closing of the Purchase, and (ii) July 15, 2007.

     The Company pledges 2.5% of its holdings in D.A.W. as collateral for the monies advanced to the Company by D.A.W. to make the monthly payments noted above.

     The parties to the forbearance agreement agreed that the fair market value of all of the shares of the Subsidiaries held by the Shareholders is $4 million.

     The arbitration clause of the forbearance agreement was deleted in its entirety and replaced with a provision agreeing to jurisdiction and venue in the Business Litigation Session of the Superior Court for the Commonwealth of Massachusetts.

     The Company and the Shareholders are presently attempting to negotiate employment agreements and/or a buy out agreeable to all parties. There is no assurance that the Company will be able to successfully negotiate employment agreements and/or raise the capital necessary to buy out the Shareholders.


                                        12

     If capital cannot be raised before the required date for the Put Shares to be purchased by the Company, then the Shareholders may enforce their rights to have the Put Shares purchased. At this time, the Company does not have an alternative plan to satisfy the Shareholders, and the Shareholders may then seek to enforce their rights in a manner which would be material adverse to the Company and its shareholders.

     Should an agreement not be reached and/or capital not be raised, certain of the Shareholders could seek employment elsewhere and this would, in the short run, leave no management team for the pharmacies and cause the Company to have to assemble an entire new management team.

     Two of the store leases are expiring in fiscal year 2007. There is no assurance that D.A.W. will be able to renew the other leases at terms acceptable to management.

     The store lease of the largest and most profitable location, which is owned by the mother of D.A.W.'s president, was renewed in October of 2006 for five years with an option for an additional five years. Should the agreement mentioned above not be negotiated successfully, the owner has the option to cancel the lease.

We Do Not Possess Depth in Our Management Team
----------------------------------------------

     The success of Nyer is principally dependent upon the efforts of the President and Chief Executive Officer, Karen L. Wright and the management team of the pharmacies. With the exception of its medical products distribution companies, Nyer does not provide any operating support to its subsidiaries and limits its services principally to supplying accounting services to its subsidiaries. For this reason, Nyer has not needed the services of additionalmanagement, beyond its executive officer and the minority shareholders of Eaton. As Nyer continues to grow, it may require the services of additional executives. The loss of certain other key employees could have a material effect upon the business of Nyer. At the present time, Nyer has key-man insurance on the lives of the minority shareholders and does not have any on its executive officer nor does it intend to do so. No assurances can be given that Nyer can recruit suitable qualified executives, if necessary.

Control of Nyer Is Held By a Few Shareholders
---------------------------------------------

     Nyer's principal shareholder, Mr. Samuel Nyer, owns 2,000 shares of Class A preferred stock of Nyer which has voting rights equal to 2,000,000 shares of common stock of Nyer and 1,000 shares of Class B preferred stock of Nyer which has voting rights equal to 2,000,000 shares of common stock of Nyer. The preferred stock has voting rights on all matters that come before the common shareholders for vote. Mr. Nyer owns 101,400 shares of common stock of Nyer. In addition, Nyle International Corp., a corporation controlled by Mr. Samuel Nyer, owns 781,000 shares of common stock of Nyer.

     These holdings collectively represent approximately 61.9% of the voting securities of Nyer. As a result, Mr. Nyer effectively controls the voting power of Nyer. Accordingly, Mr. Nyer is in a position to elect a majority of Nyer's directors and control the policies and operations of Nyer.

                                        13
Many of Our Competitors Have Advantages Over Us
-----------------------------------------------

     All aspects of our business are subject to significant competition. Many of our competitors generally have substantially greater financial resources and other competitive advantages. Such greater resources and advantages may reduce our chance for economic success.

Volatility in the Stock Market May Have a Negative Impact on the Price of Our
-----------------------------------------------------------------------------
Stock
-----

     The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of any particular company. This as well as other factors which are directly related to our businesses, could impact the market price of our common stock. Further because of the small volume of trading in our common stock, the market price of the common stock can be affected by increases in trading volume.

     Our common stock is listed on the NASDAQ Stock Market LLC. NASDAQ rules provide that if the market price of a common stock is less than $1 for thirty consecutive trading days, it can be delisted upon the happening of certain events. If our common stock is delisted by NASDAQ, the market price of the common stock may be negatively impacted.

There Are Risks Related to Ownership of Our Common Stock
--------------------------------------------------------

The exercise of our outstanding stock options could adversely affect our outstanding common stock

     Our stock option plans are an important component of our compensation program for our employees, directors and consultants. As of January 22, 2007, we have issued and outstanding options to purchase approximately 1,626,600 shares of common stock with exercise prices ranging from $1.29 to $6.88 per share. The existence of such rights to acquire common stock at fixed prices may prove a hindrance to our efforts to raise future funding by the sale of equity. The exercise of such options will dilute the percentage ownership interest of our existing stockholders and may dilute the value of their ownership. The possible future sale of shares issuable on the exercise of outstanding options could adversely affect the prevailing market price for our common stock. Further, the holders of the outstanding rights may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

Investors Should Not Expect Dividends
-------------------------------------

     Nyer intends to retain future earnings, if any, to finance its growth.






                                     14
The Companies Which Comprise Nyer Have Not Historically Operated as a Combined
------------------------------------------------------------------------------
Business
--------

     The subsidiaries that comprise Nyer have been historically managed or operated as individual, stand-alone businesses. Although we believe that we have and can continue to successfully manage and operate these separate and individual businesses, we cannot be certain of this.

Certain Risks are Inherent in Providing Pharmacy Services and Our Insurance May
-------------------------------------------------------------------------------
Not be Adequate to Cover Any Claims Against Us
----------------------------------------------

     Our pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as improper filling of prescriptions, labeling of prescriptions and adequacy of warnings. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We can offer no assurance that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may adversely be affected if in the future our insurance coverage proves to be inadequate or unavailable or we may suffer harm to our reputation as a result of an error or omission.

Product Liability Claims May Arise in the Future of Medical Products
--------------------------------------------------------------------

     The sale of medical products entails the risk that users will pursue product liability claims. Although we are a distributor and not a manufacturer of medical products and are therefore less likely to be ultimately liable in a product liability suit, a product liability claim could be made against us and could be expensive for us. Our insurance may not provide adequate coverage against these claims.

Our Success May Vary With Regulation of and Changes in the Practice of Medicine
-------------------------------------------------------------------------------

     The health care industry is subject to extensive government regulation, licensure and operating procedures. We cannot predict the impact that present or future regulations may have on operations of Eaton and ADCO. Eaton's pharmacists also may have a duty to warn customers regarding potential negative effects of a prescription drug if the warning could reduce or negate these effects. Additionally, Eaton is subject to federal Drug Enforcement Agency and state regulations relating to pharmacy operations, purchasing, storing and dispensing of controlled substances. Eaton is also subject to other federal regulations such as The Health Insurance Portability and Accountability
Act of 1996 (HIPAA). Moreover, as consolidation among physician provider groups, long-term care facilities and other alternate-site providers continues and provider networks are created, purchasing decisions may shift to individuals with whom Eaton and ADCO have not had prior selling relationships. There can be no assurance that Eaton and ADCO will be able to maintain its customer relationships in such circumstances or that such provider
                                      15
consolidation will not result in reduced operating margins. Also, national health care reform has been the subject of a number of legislative initiatives by Congress. Due to uncertainties regarding the ultimate features of health care reform initiatives and their enactment and implementation, Eaton and ADCO cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on Eaton and ADCO or their customers. The actual announcement of reform proposals and the investment community's reaction to such proposals, announcements by competitors of their strategies to respond to reform initiatives and general industry conditions could produce volatility in the trading and market price of Nyer common stock.

Pricing Pressures From Health Care Providers and Third-Party Payors Exists for
------------------------------------------------------------------------------
Us
--
     The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical products industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of medical products will not be limited or reduced and thereby adversely affect future sales by Eaton and ADCO. In addition, any substantial delays in reimbursement, significant reduction in coverage or payment rates from third party payors can have a material adverse effect on our retail pharmacy business. Pharmacy sales to third party plans accounted for 90% of our total pharmacy sales for the fiscal year ended 2006, 81% for the fiscal year ended 2005 and 83% for the fiscal year ended 2004.

Eaton is Dependent on Relationships with Vendors
------------------------------------------------

     Eaton is dependent on vendors to manufacture and supply products. During the 12-month period ended June 30, 2006, Eaton had one vendor whose relationship accounts for 88.2% of their inventory purchases. We believe if necessary, we can replace the vendor with no adverse cost effect.

     Eaton's ability to maintain good relations with vendors will affect the profitability of its business. Currently, Eaton relies on its vendors to provide: (i) agreeable purchasing and delivery terms; (ii) sales performance incentives; (iii) financial support of sales and marketing programs; and
(iv) promotional materials. There can be no assurance that Eaton will maintain good relations with its vendors.

Eaton is Dependent on Employees
-------------------------------

     Eaton depends on the continued service of, and on the ability to attract, motivate and retain, a sufficient number of pharmacists for our stores. We believe that our success depends in part on our continued ability to attract and retain qualified and skilled pharmacists. Over the years, a significant shortage of pharmacists has developed due to industry competition as well as competition from other industries. This has resulted in continued upward
                                      16
pressure on pharmacist compensation packages. There can be no assurance that we will be able to attract, hire and retain sufficient numbers of pharmacists necessary to continue to develop and grow our business. The inability to attract and retain a sufficient number of pharmacists could limit our ability to increase revenue and impact our ability to deliver high levels of customer care.

ADCO Is Dependent on Relationships with Vendors
-----------------------------------------------

     ADCO distributes from its stock over 4,000 medical products manufactured by approximately 135 vendors and is dependent on these vendors for the manufacture and supply of products. During the 12-month period ended June 30, 2006, ADCO had one vendor, a buying group, whose relationship accounted for 20% of ADCO's inventory purchases. If the relationship with this buying group was disrupted, management believes it has at least two competitive buying groups who could fulfill their inventory needs but it may be at additional expense.

     ADCO's ability to maintain good relations with these vendors will affect the profitability of its business. Currently, ADCO relies on vendors to provide: (i) field sales representatives' technical and selling support; (ii) agreeable purchasing and delivery terms; (iii) sales performance incentives;
(iv) financial support of sales and marketing programs; and (v) promotional materials. There can be no assurance that ADCO will maintain good relations with its vendors.

The Success of ADCO Is Dependent on Qualified Sales Representatives
-------------------------------------------------------------------

     ADCO believes that to be successful it must continue to hire, train and retain highly qualified sales representatives. Due to the relationships developed between ADCO's sales representatives and its customers, upon the departure of a sales representative, ADCO faces the risk of losing the representative's customers, especially if the representative were to act as a representative of ADCO's competitors. ADCO generally requires its sales representatives to execute a non-competition agreement as a condition of their employment. Although courts have generally upheld the terms of non-competition agreements similar to ADCO's in the past, there can be no assurance that such agreements will be upheld in the future.

ADCO Relies on Third-Party Shippers
-----------------------------------

     Because ADCO believes that its success to date is dependent in part upon its ability to provide prompt, accurate and complete service to its customers on a price-competitive basis, any material increases in its costs of procuring and delivering products could have an adverse effect on its results of operations. Strikes or other service interruptions affecting United Parcel Service or other common carriers used by ADCO to ship its products could impair ADCO's ability to deliver products on a timely and cost-effective basis. In addition, because ADCO typically bears the cost of shipment to its customers, any increase in shipping rates could have an adverse effect on ADCO's operating results.



                                     17
Compliance with Changing Regulation of Corporate Governance and Public
----------------------------------------------------------------------
Disclosure May Result in Additional Expenses
--------------------------------------------

     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission, or SEC, regulations and NASDAQ Stock Market LLC rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our ongoing efforts to comply with
Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our management's required assessment of our internal control over financial reporting and our independent registered public accounting firm's attestation of that assessment will require the commitment of financial and managerial resources. We expect these efforts to require the continued commitment of resources. In addition, Executive Compensation and Related
Party Disclosure, which will soon be required of us, will also require commitment of financial and managerial resources. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

     While we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from legislation requiring companies to evaluate those internal controls.

     Section 404 of the Sarbanes-Oxley Act of 2004 requires our management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control structure and procedures for financial reporting. Under the new compliance schedule, we will be required to comply with the Section 404 requirements for our fiscal year ending on June 30, 2008. In the event that our chief executive officer or independent registered public accounting firm determines that our internal control over financial reporting is not effective as defined under Section 404, investor perceptions and the reputation of our company may be adversely affected and could cause a decline in the market price of our stock.

     We are Subject to Additional Rules and Regulations as a Public Company,
     -----------------------------------------------------------------------
which will Increase Our Administration Costs which in Turn Could Harm Our
-------------------------------------------------------------------------
Operating Results.
-----------------

      As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate
                                    18
governance practices of public companies. In addition to final rules and rule proposals already made by the SEC, NASDAQ adopted revisions to its requirements for companies that are NASDAQ-listed. These rules and regulations have increased our legal and financial compliance costs, and made some activities more time consuming or costly. We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

Changes to Financial Accounting Standards May Affect Our Results of Operations
------------------------------------------------------------------------------
and Cause Us to Change Our Business Practices.
---------------------------------------------

      We prepare our financial statements to conform to generally accepted accounting principles, or GAAP. These accounting principles are subject to interpretation by the Public Company Accounting Oversight Board, Financial Accounting Standards Board, American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. For example, accounting policies affecting many aspects of our business, including rules relating to employee stock option grants, have recently been revised. The FASB and other agencies finalized changes to GAAP that required us, in our quarter ending September 30, 2005, to record a charge to earnings for employee stock option grants. We may have significant and ongoing accounting charges resulting from option grant that we expect will reduce our overall net income. In addition, since we historically have used equity-related compensation as a component of our total director compensation program, the accounting change could make the use of equity-related compensation less attractive to us and therefore make it more difficult to attract and retain directors.

















                                          19


                                USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares offered by this prospectus. However, we expect to use the proceeds from the exercise of the options for working capital and other general corporate purposes.

                         SELLING SECURITY HOLDERS

        The persons that may offer shares of our common stock pursuant to this prospectus are persons who have been or may be granted options under our 1993 Stock Option Plan, 2002 Stock Option Plan or the October 1999 Employment Agreement (which agreement was modified, confirmed and ratified pursuant to the December 2002 Stock Option Agreement), including those who currently may be deemed "affiliates" of our company. All of the shares of common stock offered pursuant to this prospectus are being offered for the account of the selling security holders. In addition to the persons named in the table below, the term "selling security holder" shall include any transferee, donee, pledgee or other successor of any person named in the table (either now or in the future by means of a supplement to this prospectus) that acquires any of the shares covered by this prospectus in transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement to this prospectus.

     The following table sets forth information regarding the beneficial ownership of our common stock by the selling security holders prior to the offering of securities for resale under this prospectus, the maximum amount of shares that may be offered under this prospectus by the selling security holders and the beneficial ownership of shares of our common stock by the selling security holders if all shares covered by this prospectus were re-sold under this prospectus.

     The information in the table is current as of January 22, 2007. The percentage of ownership shown in the table below is based on 7,978,199 voting shares of the Company (which number is used as the basis for the denominator in the calculation of column 5 of the table below), based upon (a) the number of shares of issued and outstanding common stock, (b) the number of shares of common stock that would be issued and outstanding if that selling security holder were to receive all of the shares underlying its options, warrants or other convertible securities not offered under this prospectus (to the extent that such options, warrants or other convertible securities were currently exercisable or convertible or exercisable or convertible within 60 days) and
(c) the number of voting shares which the ownership of certain preferred stock provides the owners thereof - See footnote 2 to the table below. For each selling security holder, the number set forth in column 4 of the table below will serve as the numerator in the calculation of column 5 of such table. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and includes shares of common stock that may be acquired within sixty (60) days after the date of this prospectus.
While the selling security holders may, from time to time, sell all, some or none of the shares offered under this prospectus, no selling security holder is obligated to sell any of the shares offered under this prospectus. We do not know how long the selling security holders will hold the shares offered under this prospectus or whether such shares will be sold at all. We will, from time to time, amend this table (by means of a supplement to this prospectus) in order to reflect option grants under the plan and/or to name additional
appropriate                          20
persons as selling security holders. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

                    Number of       Number of     Number of     Percentage of
 Name               Shares Owned    Shares        Shares        Shares Owned
 and                Prior to        Offered       Owned After   After
 Position           Offering 1      Hereby 3      Offering 4    Offering 4,5

Samuel Nyer,        5,954,400 2,6,7,8   1,072,000       4,882,400          61.2
Consultant,
Former Vice
President of Mergers
and Acquisitions
(resigned December
2005), Former Chairman of
the Board (resigned
December 2005), Former
Director (resigned
December 2005),
Former President
(resigned September
2004), Former
Principal Executive
Officer (resigned
September 2004), and
Former Secretary
(resigned September
2004)

Karen L. Wright,      81,100 9         82,000           1,100                 *
President, Principal
Executive Officer,
Treasurer, Vice
President of Finance,
Vice President of
Operations, Principal
Financial Officer,
Principal Accounting
Officer and Assistant
Secretary, Director
and Director of D.A.W.

Robert J. Landis,       8,000 10        12,000               0                *
Director

Donald C. Lewis, Jr.,  57,000 11        65,000               0                *
Director and Director
of D.A.W.

Kenneth L. Nyer, M.D., 72,000 12        76,000               0                *
Director

James Schweiger        28,000 13        36,000               0                *
Director

                                     21
Gerald Weston           8,000 14        16,000               0                *
Director

Michael Anton           6,000 15         6,000               0                *
Former Director
(resigned October
1999) and President,
significant minority
shareholder of and a
former director
(resigned October
1999) of affiliates
of the registrant,
Anton Investments, Inc.
and Conway Associates,
Inc.

Robert Barrett          4,000 16,26       4,000               0               *

Doyle Boatwright       11,600 17,26      11,600               0               *

William Clifford       24,000 18         24,000               0               *
Former Director
(resigned October
2002) and Former
General Manager of
affiliates of the
registrant -- ADCO
Surgical Supply,
Inc., ADCO South
Medical Supplies,
Inc. and Nyer
Internet Companies,
Inc. (resigned
July 2005).

Stanley Dudrick        26,000 19,26      26,000               0               *

David Dumouchel        14,000 20        14,000                0               *
Former Director
(resigned October
2000) and Director,
Vice President and
significant minority
shareholder of D.A.W.

Mark Dumouchel          6,000 21         6,000                0              *
Former Director
(resigned October
2005)and Director,
President and
significant minority
shareholder of D.A.W.

Robert Goldman          2,000 22,26       2,000               0              *

                                           22
Donato Mazzola          6,000 23         6,000               0             *
Former Director
(resigned May 2002)
and Vice President and
significant minority
shareholder of D.A.W.

John Milledge           8,000 24         8,000               0             *
Former Director
(resigned November
2004)
M. Randolph Prince     10,000 25        10,000               0             *
Former Director
(resigned November
2004)

* less than 1%

(1) Information with respect to the "Number of Shares Owned Prior to Offering" column represents beneficial ownership prior to the offering as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and includes shares of common stock that maybe acquired within sixty days after the date of this prospectus.

(2) Includes 4,000,000 voting shares of common stock based upon the ownership of Class A and Class B Preferred Stock by Mr. Samuel Nyer, but which preferred stock is not convertible into common stock.

(3) Includes shares of Common Stock underlying stock options granted pursuant to the 1993 Stock Option Plan of 214,600 shares, the 2002 Stock Option Plan of 782,000 shares and the October 1999 Employment Agreement (which was modified, confirmed and ratified pursuant to the December 2002 Stock Option Agreement) of 500,000 shares.

(4) Information with respect to "Number of Shares Owned After Offering" and the Percentage of Shares Owned After Offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of common stock.

(5) Information with respect to the "Percentage of Shares Owned After Offering" column assumes that included in the total number of voting shares is 4,000,000 voting shares of common stock based upon the ownership of Class A and Class B Preferred Stock by Mr. Samuel but which preferred stock is not convertible into common stock.

(6) Includes 500,000 vested non-qualified options granted pursuant to Mr. Samuel Nyer's October 1999 Employment Agreement which was modified, confirmed and ratified pursuant to the December 2002 Stock Option Agreement.

(7) Includes shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan of 24,000 shares and 548,000 shares from the 2002 Stock Option Plan.

(8) Includes 101,400 shares of Common Stock and 781,000 shares of Common Stock owned by Nyle International Corp., of which Mr. Nyer is chairman and controlling shareholder.
                                     23
(9) Includes shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan of 35,000 shares and 45,000 shares from the 2002 Stock Option Plan and 1,100 shares of Common Stock held by an ADCO employee investment club of which Ms. Wright owns 220 shares. The common stock held in the investment club is considered beneficially owned by Ms. Wright as she has voting and investment power with respect to this stock.

(10) Includes 8,000 shares of Common Stock underlying vested options granted pursuant to the 2002 Stock Option Plan.

(11) Includes shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan of 12,000 shares and 45,000 shares from the 2002 Stock Option Plan.

(12) Includes shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan of 20,000 shares and 52,000 shares from the 2002 Stock Option Plan.

(13) Includes shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan of 12,000 shares and 16,000 shares from the 2002 Stock Option Plan.

(14) Includes 8,000 shares of Common Stock underlying vested options granted pursuant to the 2002 Stock Option Plan.

(15) Includes 6,000 shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan.

(16) Includes 4,000 shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan.

(17) Includes 11,600 shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan.

(18) Includes 24,000 shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan.
(19) Includes 26,000 shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan.

(20) Includes 14,000 shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan.

(21) Includes 6,000 shares of Common Stock underlying vested options granted pursuant to the 2002 Stock Option Plan.

(22) Includes 2,000 shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan.

(23) Includes 6,000 shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan.

(24) Includes shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan of 8,000 shares.



                                         24
(25) Includes shares of Common Stock underlying vested options granted pursuant to the 1993 Stock Option Plan of 10,000 shares.

(26) This selling security holder has not had any position, office or other material relationship within the past three years with the registrant or any predecessors or affiliates of the registrant.

















































                                      25

PLAN OF DISTRIBUTION

        The selling security holders are offering the shares of common stock for their own account, and not for the account of Nyer. We will not receive any proceeds from the sale of the common stock by the selling security holders. However, we will receive the proceeds from any exercise of stock options granted or to be granted under the 1993 Stock Option Plan, the 2002 Stock Option Plan or the October 1999 Agreement (which agreement was modified, confirmed and ratified pursuant to the December 2002 Stock Option Agreement).

     The selling security holders may sell shares, from time to time, for their own accounts, directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Nasdaq Stock Market LLC or other stock market or exchange on which our common stock may be listed or quoted, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

     In addition to any such number of shares sold hereunder, a selling security holder may, sell any shares of common stock, including shares offered by this prospectus, owned by such person in compliance with all of he requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this prospectus.

     Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under the Securities Exchange Act of 1934 and its regulations, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to such distribution. In addition, each selling security holder will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including Rules 10b-6 and 10b-7, which may limit the timing of purchases and sales of our common stock by the selling security holder.

      To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

     LEGAL MATTERS
     -------------

      Certain legal matters relating to the shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by Pavia & Harcourt LLP, New York, New York.



                                    26

     EXPERTS
     -------

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A (Amendment No. 1) of Nyer Medical Group, Inc. for the year ended June 30, 2006 have been so incorporated in reliance on the report of Sweeney, Gates & Co., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                                 PART II

Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

     Nyer Medical Group, Inc. hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

- Annual Report on Form 10-K for the year ended June 30, 2006, filed with the SEC on September 28, 2006, which contains audited financial statements for the registrant's latest fiscal year for which such statements have been filed
   (as amended by Annual Report on Form 10-K/A (Amendment No.1) for the year ended June 30, 2006, filed with the SEC on October 27, 2006); and

-  Quarterly Report on Form 10-Q for the fiscal quarter ended September 30,
   2006,    filed with the SEC on November 14, 2006; and

-  Current Report on Form 8-K, filed with the SEC on October 19, 2006; and

-  Current Report on Form 8-K, filed with the SEC on November 14, 2006; and

-  Current Report on Form 8-K, filed with the SEC on November 15, 2006; and

-  Current Report on Form 8-K, filed with the SEC on November 22, 2006; and

- Current Report on Form 8-K, filed with the SEC on March 8, 2006 with respect to a description of the securities of the registrant.

     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
         -------------------------
         Not applicable.
                                    27
Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------
         Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------
     Our articles of incorporation provide that we shall indemnify our officers and directors, and former officers and directors, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement arising out of his or her services on behalf of us subject to the qualifications contained in Florida law as it now exists. Florida law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of a corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person shall be judged liable for negligence or misconduct, such indemnification shall apply only if approved by the court in which the action was pending. We also maintain directors' and officers' insurance. Any other indemnification shall be made only after the determination by our Board of Directors (excluding any directors who were party to such action), by independent legal counsel in a written opinion, or by a majority vote of shareholders (excluding any shareholders who were parties to such action).

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

         Not applicable.

Item 8.  Exhibits.
        ---------

4.1 Nyer Medical Group, Inc. 1993 Stock Option Plan (Incorporated by reference to Exhibit 4 to the Annual Report on Form 10-KSB of the Registrant for the year ended December 31, 1995)

4.2 Nyer Medical Group, Inc. 1993 Stock Option Plan, Amendment No. 1, (Incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-KSB of the Registrant for the year ended December 31, 1995)

4.3 Nyer Medical Group, Inc. 1993 Stock Option Plan, Amendment No. 2, (Incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K of the Registrant for the year ended June 30, 2002)

4.4 Nyer Medical Group, Inc. 1993 Stock Option Plan, Amendment No. 3, (Incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K of the Registrant for the year ended June 30, 2003)

4.5 Employment Agreement, dated as of October 25, 1999, between Nyer Medical Group, Inc. and Samuel Nyer (Incorporated by reference to
         Exhibit 10.6 to the Annual Report on Form 10-K of the Registrant for the year ended June 30, 2002)

4.6 Nyer Medical Group, Inc. 2002 Stock Option Plan (Incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K of the Registrant for the year ended June 30, 2003)
                                       28
4.7 Stock Option Agreement, dated December 6, 2002, between Nyer Medical Group, Inc. and Samuel Nyer (Incorporated by reference to Exhibit 10.9 to the Annual Report on Form 10-K of the Registrant for the year ended June 30, 2003)

5.1      Opinion of Pavia & Harcourt LLP

23.1     Consent of Sweeney, Gates & Co.

23.2     Consent of Pavia & Harcourt LLP (included in Exhibit 5.1)

24.1     Power of Attorney (included on signature page)

Item 9.  Undertakings.
         ------------

1.   The Company hereby undertakes:

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, That:

A. Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B. Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the
                                       II-1
                                      29

   information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

C. Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B:
  A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;
   and
  B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the
                                       II-2
                                        30

   registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
                                       II-3
                                        31


iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section-15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

























                                       II-4
                                        32


                                   SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bangor, State of Maine, on January 23, 2007.

                                         Nyer Medical Group, Inc.
                                         /s/ Karen L. Wright
                                         By: ---------------
                                         Karen L. Wright,
                                         President and Director
                                         (Principal Executive Officer)







































                                      33



        We, the undersigned, hereby severally constitute and appoint Karen
L. Wright as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or her substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

 Signature                                              Date
 ---------                                              ----

 Title
 -----

/s/ Karen L. Wright                                      January 23, 2007
    ---------------
    Karen L. Wright
    President, Principal Executive Officer,
    Treasurer, Vice President of Finance, Vice
    President of Operations, Principal Financial
    Officer, Principal Accounting Officer and
    Assistant Secretary and Director
/s/ Robert Landis                                        January 23, 2007
    -------------
    Robert Landis
    Director

/s/ Donald Lewis                                          January 23, 2007
    ------------
    Donald Lewis
    Director

/s/ Kenneth Nyer, M.D.                                    January 23, 2007
    ------------------
    Kenneth Nyer, M.D.
    Director

/s/ James Schweiger                                       January 23, 2007
    ---------------
    James Schweiger
    Director

/s/ Gerald Weston                                         January 23, 2007
    -------------
    Gerald Weston
    Director
                                           34

                            Exhibit Index
                            -------------

Exhibit No.      Title
-----------      -----

4.1 Nyer Medical Group, Inc. 1993 Stock Option Plan (Incorporated by reference to Exhibit 4 to the Annual Report on Form 10-KSB of the Registrant for the year ended December 31, 1995)

4.2 Nyer Medical Group, Inc. 1993 Stock Option Plan, Amendment No. 1, (Incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-KSB of the Registrant for the year ended December 31, 1995)

4.3 Nyer Medical Group, Inc. 1993 Stock Option Plan, Amendment No. 2, (Incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K of the Registrant for the year ended June 30, 2002)

4.4 Nyer Medical Group, Inc. 1993 Stock Option Plan, Amendment No. 3, (Incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K of the Registrant for the year ended June 30, 2003)

4.5 Employment Agreement, dated as of October 25, 1999, between Nyer Medical Group, Inc. and Samuel Nyer (Incorporated by reference to
         Exhibit 10.6 to the Annual Report on Form 10-K of the Registrant for the year ended June 30, 2002)

4.6 Nyer Medical Group, Inc. 2002 Stock Option Plan (Incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K of the Registrant for the year ended June 30, 2003)

4.7 Stock Option Agreement, dated December 6, 2002, between Nyer Medical Group, Inc. and Samuel Nyer (Incorporated by reference to Exhibit 10.9 to the Annual Report on Form 10-K of the Registrant for the year ended June 30, 2003)

5.1      Opinion of Pavia & Harcourt LLP

23.1     Consent of Sweeney, Gates & Co.

23.2     Consent of Pavia & Harcourt LLP (included in Exhibit 5.1)

24.1     Power of Attorney (included on signature page)












                                         35

Exhibit 5.1  Legal Opinion of Pavia & Harcourt LLP

January 23 , 2007
Nyer Medical Group, Inc.
1292 Hammond Street
Bangor, Maine  04401

Re: Registration Statement on Form S-8 Relating to 3,714,600 Shares of Common Stock

Gentlemen:

     We have acted as counsel to Nyer Medical Group, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing of a Form S-8 Registration Statement (the "Registration Statement") relating to (i) 214,600 shares of Common Stock, par value $.0001 per share, of the Company (the "Common Stock"), issuable upon the exercise of options granted under the 1993 Stock Option Plan of the Company, (ii) 3,000,000 shares of Common Stock, par value $.0001 per share, of the Company, issuable upon the exercise of options granted under the 2002 Stock Option Plan of the Company and (iii) 500,000 shares of Common Stock issuable upon the exercise of options granted under the Employment Agreement, dated as of October 25, 1999, between the Company and Samuel Nyer (which agreement was modified, confirmed and ratified pursuant to the Stock Option Agreement, dated December 6, 2002, between the Company and Samuel Nyer)(all of the shares of Common Stock issuable collectively referred to as the "Shares" and the above-referenced plan and agreements are referred to as the "Plans"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under Securities Act of 1933, as amended (the "Act"), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than to the validity of the Shares.

     We have reviewed photocopies, conformed copies or the originals of the Articles of Incorporation of the Company (including amendments thereto), the By-laws of the Company, the Registration Statement and exhibits thereto and have examined such corporate documents and records and other certificates and items as we have deemed necessary. In such reviews, we have assumed the genuineness of all signatures on all original documents and the conformity to the originals of all copies submitted to us as conformed or photocopies. As to various questions of fact material to our opinion, we have relied, without independent investigation, upon corporate resolutions, representations, statements or certificates of officers and representatives of the Company, public officials and others. We are not admitted to practice law in the State of Florida, and our opinions set forth below re limited to our review of the Florida Business Corporation Act. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing and assuming (i) the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the Plans (or any other applicable agreement governing the issuance of the Shares), including, without limitation, the collection of required payment for the Shares, and (ii) the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance pursuant to the Plans (or any other applicable agreement governing the issuance of the Shares), we are of the opinion that the Shares (all of which would be acquired upon the exercise
                                    36
of the stock options mentioned above), when certificates therefor have been duly executed and delivered, will be duly authorized, validly issued, fully paid and non-assessable.

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to applicable provisions of the federal securities laws.

     We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

       Very truly yours,

       Pavia & Harcourt LLP





































                                    37

Exhibit 23.1  Consent of Sweeney, Gates & Co.


To the Board of Directors and
Shareholders of Nyer Medical Group, Inc.

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 8, 2006 (except for
Note 19, as to which the date is September 10, 2006) relating to the consolidated financial statements and schedules of Nyer Medical Group, Inc. included in the Annual Report (Form 10-K/A, (Amendment No. 1)) for the year ended June 30, 2006. We also consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ Sweeney, Gates & Co.


Fort Lauderdale, Florida
January 23, 2007































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